EX-99.77C  VOTES

Shareholder Voting Results

     On April 28, 2000, a special meeting of shareholders of Advantus Spectrum Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 3,083,339         197,133
Ellen S. Berscheid                               3,090,748         189,724
Ralph D. Ebbott                                  3,085,028         195,444
Frederick P. Feuerherm                           3,091,123         189,349
William N. Westhoff                              3,088,419         192,053

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       2,670,477      48,793     229,974

B.  Modify policy regarding concentration
in a particular industry                    2,673,131      49,927     226,186

C.  Modify policy regarding investments
in real estate and commodities              2,683,800      43,824     221,620

D.  Modify policy regarding lending         2,680,582      45,897     222,765

E.  Eliminate policy restricting
the pledging of assets                      2,666,514      58,781     223,949

F.  Eliminate policy restricting
margin purchases and short sales            2,659,727      65,385     224,132

G.  Eliminate policy prohibiting
participation in a joint trading
account                                     2,671,529      54,586     223,129

H.  Eliminate policy limiting
options transactions                        2,674,594      51,488     223,162

I.  Eliminate policy limiting
investment in restricted securities
and other illiquid assets                   2,674,101      51,289     223,854

J.  Eliminate diversification policy        2,665,435      60,573     223,236

K.  Eliminate policy regarding
investments in issuers that have been
in operation for less than 3 years          2,679,135      44,951     225,158

L.  Eliminate policy addressing
potential conflicts of interest             2,651,515      74,738     222,990

M.  Eliminate policy prohibiting
investing in companies for control          2,675,481      47,140     226,623

N.  Eliminate policy restricting
investments in other investment
companies                                   2,673,741      56,142     219,361

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   2,698,832      36,361     214,051

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    3,031,865      29,149     219,459